EXHIBIT 99

                         The Stride Rite Corporation
               1994 Non-Employee Director Stock Ownership Plan



Section 1:  Purpose

The Stride Rite Corporation 1994 Non-Employee Director Stock Ownership Plan (the "Plan") has been adopted to promote the long-term growth and financial success of The Stride Rite Corporation (the "Company") by attracting and retaining non-employee directors of outstanding ability and assisting the Company in promoting a greater identity of interest between the Company's non-employee directors and its stockholders.

Section 2:  Definitions

As used in the Plan, the following terms have the respective meanings as set forth below.

- -    Award means any Stock Option or Stock Award granted under the
     Plan.

- -    Board means the Company's Board of Directors.

- -    Common Stock means the Common Stock of the Company.

- -    Company means The Stride Rite Corporation, a corporation
     established under the laws of the Commonwealth of Massachusetts, and any entity that is directly or indirectly controlled by the Company.

- -    Fair Market Value means the last reported sale price on the trading date preceding the specified date at which the Common Stock is traded or, if no Common Stock is traded on such date, the most recent date on which Common Stock was traded preceding the specified date, as reflected on The New York Stock Exchange or par value of Common Stock if greater.

- -    1934 Act means the Securities Exchange Act of 1934 as amended from time to time.

- -    Participant means a Director of the Board who is not an employee of the Company coincident with or subsequent to shareholder approval of the Plan.

- -    Shares means of the Common Stock, $.25 par value, of the Company.

- -    Stock Award means an Award to a Participant comprised of Common
     Stock or valued by reference to Common Stock granted under
     Section 6 of the Plan.

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- -    Stock Option means an Award in the form of the right to purchase a specified number of Shares at a specified price during a specified period granted under Section 6 of the Plan.

Section 3:  Effective Dates

The Plan shall be in effect as of April 14, 1994, subject to approval by the Company's stockholders. No Awards may be made under the Plan after ten years from the date of approval or earlier termination of the Plan by the Board.

Section 4:  Plan Operation

The Plan is intended to meet the requirements of Rule 16b-3(c)(2)(ii) adopted under the 1934 Act (or its successor) and accordingly is intended to be self-governing. To this end the Plan requires no discretionary action by any administrative body with regard to any transaction under the Plan. To this extent, if any, that any questions of interpretation arise, these shall be resolved by the Board.

Section 5:  Stock Available for Awards

(a) Common Shares Available. The maximum number of Shares available for Awards under the Plan may not exceed 100,000 shares of Common Stock of the Company.

(b) Adjustments and Reorganizations. Adjustments shall be made to meet the intent of the Plan. Such appropriate adjustments shall be made to (i) the number of shares available under the Plan and which thereafter may be made the subject of Awards under the Plan, and (ii) the number and type and exercise price of Shares subject to outstanding Stock Options, provided such adjustments are consistent with the effect on other stockholders arising from any corporate restructuring action. Such actions may include, but are not limited to, any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, or other distributions (other than normal cash dividends) of Company assets to stockholders, or any other change affecting shares. Adjustments shall also be made in the calculation of Fair Market Value as necessary to preserve the Participants' rights under the Plan.

(c) Common Stock Usage. The number of Shares of Common Stock underlying any Awards granted under the Plan which are forfeited, cancelled, reacquired by the Company, satisfied without issuance of Common Stock or otherwise terminated (other than by exercise) shall again be available for granting of additional awards under the Plan.

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Section 6:  Awards

(a) Stock Options. Simultaneous with the adoption of the Plan by stockholders, each Participant at such time shall automatically be granted a non-qualified Stock Option to purchase 5,000 shares. Thereafter, upon election of appointment to the Board, each Participant who was not a Director of the Company on the date of stockholder approval, shall automatically be granted a non-qualified Stock Option to purchase 5,000 shares. The option exercise price shall be the Fair Market Value of a Share on the date of the grant payable at the time of exercise in cash or Shares valued at their Fair Market Value. Each Stock Option shall have a term of ten years and shall become exercisable as follows: options with respect to 1,600 Shares one year after election to the Board; options with respect to 1,700 Shares two years after election to the Board and options with respect to 1,700 Shares three years after election to the Board. Participants will receive credit for prior service on the Board in satisfying these vesting requirements. Such options shall continue to be granted to new Participants until the Plan is terminated or amended to eliminate or change such grants.

(b) Stock Awards. On the day after the date of the effectiveness of the Registration Statement for the Shares and Options and the day after each annual meeting of stockholders commencing with the 1995 annual meeting of stockholders, the Company will issue to each Participant 500 Shares until the Plan is terminated or amended.

Section 7:  General Provisions Applicable to Awards

(a) Non-Transferability of Stock Options. Stock Options granted under Section 6(a) hereof may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or under the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer. An option may be exercised, during the lifetime of the Participant, only by such Participant or his legal representative.

(b) Termination of Directorship. If for any reason a Participant ceases to be a Director of the Company one year or more after the Director's initial election or appointment to the Board while holding an option granted under this plan, any option which has vested shall continue to be exercisable for a period of three years or the remainder of the option term whichever is shorter (the "post termination period"). If for any reason other than death a Participant ceases to be a Director of the Company within one year of the Director's initial election or appointment to the Board, the option grant under this plan and held by the Director shall be cancelled as of the date of such termination. In the event a Participant dies within one year of initial election or appointment to the Board, the options shall be exercisable by will or in accordance with the laws of descent of distribution for a period of three years following the date of death.

(c) Documentation of Grants. Awards made under the Plan shall be evidenced by written agreements or such other appropriate documentation as the Board shall prescribe. The Board need not require the execution of any instrument or acknowledgment of notice of an Award under the Plan, in which case acceptance of such Award by the respective Participant will constitute agreement to the terms of the Award.

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(d)  Plan Amendment.  The Board may suspend the Plan or any portion of the Plan. The Board may also amend the Plan if deemed to be in the best interests of the Company and its stockholders; provided, however, that (a) no such amendment may impair any Participant's right regarding any outstanding grants, elections or other right to receive shares under the Plan without his or her consent, (b) the Plan may not be amended more than once every six months, unless such amendment is permitted by Rule 16b-3(c)(2)(ii)(B) under the 1934 Act or its successor.

(e) Governing Law. The validity, construction and effect of the Plan and any such actions taken under or relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Massachusetts and applicable federal law.